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                                                                    EXHIBIT 99.1

                                 [WESTPORT LOGO]
                         WESTPORT RESOURCES CORPORATION
                           410 17TH STREET, SUITE 2300
                             DENVER, COLORADO 80202

WESTPORT RESOURCES CORPORATION PROVIDES GUIDANCE FOR THIRD QUARTER

Denver, Colorado - October 24, 2001 - Westport Resources Corporation (NYSE: WRC) today announced that for the quarter ended September 30, 2001 it expects to report oil and gas production between 22.5 and 23.5 Bcfe, net revenues between $66 million and $68 million and EBITDAX between $43.0 million and $46.0 million. These estimated figures include the effect of the merger with Belco Oil & Gas Corp. from the closing date of the merger, August 21, 2001 through September 30, 2001.

EBITDAX is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, impairment of unproved properties, impairment of proved properties, exploration expense, non-cash stock compensation expense and non-cash derivative gain (loss). While EBITDAX should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, Westport believes that it provides additional information with respect to Westport's ability to meet its future debt service, capital expenditure commitments and working capital requirements.

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

FORWARD - LOOKING STATEMENTS
This material includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the cautionary statements contained in this material and risks and uncertainties inherent in the Company's business set forth in the filings of the Company with the Securities and Exchange Commission. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, general economic conditions, and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this material.